EXHIBIT 99


Alvin Dahl, Chief Financial Officer of 21st Century Technologies, Inc. (OTC:BB TFCT.OB) has advised the Company's management that the 3rd Quarter 10Q to be filed with the Securities and Exchange Commission will state substantial increases in the Company's cash position and assets. Mr. Dahl said, "At the close of the 3rd Quarter of 2003, the Company had on hand $1,549, 406 in cash and stock subscriptions. That represents an increase of $1,466,076 over the comparable period for 2002. And, compared to the 2d Quarter of 2003, assets have nearly doubled, from $1,564,309 to $2,932,574. These are truly substantial improvements in the Company's financial standing. I'm please to be able to deliver to management of the Company this news concerning the Company's finances."

Arland D. Dunn, President and CEO of 21st Century stated, "This excellent news will enable the Company to aggressively pursue its goals for a successful future, particularly the matter of obtaining funding from the Department of Homeland Security to provide ProMags and SeaPatches to the nation's 31,000 fire departments, part of our country's First Response Team."

ProMags and SeaPatches are rare-earth permanent magnet-powered leak and rupture-sealing devices manufactured by Trident Technologies, Inc., a wholly-owned subsidiary of 21st Century. They are especially suited to use in difficult HAZMAT situations. The Company operates two additional wholly-owned subsidiaries which manufacture gun sights. Innovative Weaponry, Inc., makes the PT-Night Sight, a line of low and no-light gun sights favored by law enforcement and military applications, and Miniature Machine Corporation, which manufactures the MMC precision adjustable sight, popular among hobbyists and sportsmen. It is acquiring Credit Card Financial Corporation, which deals with buying and selling pools of consumer credit card debt, an enterprise in which 21st Century's management has considerable experience.

SAFE HARBOR STATEMENT PURSUANT TO THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

Contact: Ron Garner, Equitilink, Inc., 877 788 1940